Exhibit 99.1

Tesoro Logistics Acquires Los Angeles Storage and Pipeline Assets from Tesoro Corporation

SAN ANTONIO - November 12, 2015 - Tesoro Logistics LP (NYSE:TLLP) today announced that TLLP has closed the acquisition of crude oil and refined product storage and pipeline assets in Los Angeles, California (the “Los Angeles Refinery Storage and Handling Assets”) owned by subsidiaries of Tesoro Corporation (NYSE: TSO, Tesoro), for a total consideration of $500 million. TLLP acquired 97 crude oil, feedstock and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles Refinery to the Los Angeles International Airport. The Los Angeles Refinery Storage and Handling Assets have an expected annual EBITDA of $60 million.

The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million. The cash consideration was borrowed under a new term loan agreement. The equity consideration was based on the average daily closing price of TLLP's common units for the 10 trading days prior to closing, or $55.158 per unit, with 4,263,367 units in the form of common units and 269,067 units in the form of general partner units.

In connection with the closing of the transaction, Tesoro and TLLP entered into a 10-year storage capacity commitment agreement requiring Tesoro to pay a monthly fee to reserve the existing shell capacity of the dedicated storage tanks.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expected EBITDA from the Los Angeles Refinery Storage and Handling Assets. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

Reconciliation of Forecasted Net Earnings to Annual Expected EBITDA:	TLLP Annual Expected EBITDA Contribution from Drop Down

Forecasted net earnings	$50
Add: Depreciation and amortization expenses	1
Add: Interest and financing costs, net	9
Annual Expected EBITDA	$60

3